Castlerigg Master Investments Ltd.
40 West 57th St
26th Floor
New York, NY 10019

July 25, 2008

China VoIP & Digital Telecom Inc.
No.786 Xinluo Street
High-tech Industrial Development Zone
Jinan, China 250101
Attention: Li Kunwu, Chief Executive Officer

Re: Event of Default Redemption Notice.

Reference is hereby made to (i) that certain Securities Purchase Agreement, dated as of December 21, 2007, by and between China VoIP & Digital Telecom Inc., a Nevada corporation (the "**Company**") and the undersigned (the "**Investor**") (the "**Securities Purchase Agreement**"), (ii) that certain Registration Rights Agreement, dated as of December 21, 2007, by and between the Company and the Investor (the "**Registration Rights Agreement**") and (iii) the Senior Secured Convertible Note issued by the Company to the Investor on December 21, 2007, in the principal amount of $5,000,000 (the "**Note**").

Pursuant to the Registration Rights Agreement, the Company was required to obtain effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement) as of April 19, 2008, or the Initial Effectiveness Deadline (as defined in the Registration Rights Agreement). Section 4(a)(i) of the Note provides that the failure of the Initial Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the Initial Effectiveness Deadline constitutes an Event of Default under the Note. The date sixty (60) days after the Initial Effectiveness Deadline was June 18, 2008 (the "**Effectiveness Default Date**"). The Initial Registration Statement was not declared effective by the SEC on or prior to the Effectiveness Default Date nor has it been declared effective as of the date hereof.

The failure to obtain the effectiveness of the Registration Statement by the Initial Effectiveness Deadline gave rise to an Effectiveness Failure (as defined in the Registration Rights Agreement) and entitled the Investor to Registration Delay Payments (as defined in the Registration Rights Agreement) as set forth in Section 2(g) of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Registration Delay Payments are required to be paid on every thirtieth (30th) day after the day of an Effectiveness Failure until such Effectiveness Failure is cured. The Company has failed to make the required Registration Delay Payments for (i) the thirty (30) day period beginning May 19, 2008 and ending June 18, 2008 in the amount of $100,000.00 (the "**June Payment**") and (ii) the thirty (30) day period beginning June 19, 2008 and ending July 18, 2008 in the amount of $100,000 (the "**July Payment**"). Pursuant to Section 2(g) of the Registration Rights Agreement, these amounts were required to be paid by no later than June 18, 2008 and July 18, 2008, respectively, (each a

"Payment Date") and further provides that late payments bear interest at the rate of one percent (1%) per month. As of the date hereof, such interest due on the June Payment is equal to $1,200.00 and such interest due on the July Payment is equal to $200.00. Section 24(b) of the Note provides that if any amount due under the Transaction Documents is not paid when due, a late charge on such amount shall be in incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the date such amount is paid in full. As of the date hereof, such interest due on the June Payment is equal to $1,800.00 and such interest due on the July Payment is equal to $300.00. Section 4(a)(v) of the Note provides that the Company's failure to pay to the Investor any amount when and as due under any Transaction Document constitutes an Event of Default under the Note. Accordingly, the total amount of Registration Delay Payments and interest related thereto calculated as of the date hereof is equal to $203,500.00 (**"Current Registration Payments"**).

From and after the occurrence of an Event of Default, Section 2 of the Note further provides that the Interest Rate shall be increased to a rate of fifteen percent (15%) per annum. The Company has failed to (i) cause the Initial Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the Initial Effectiveness Deadline and (ii) make the required Registration Delay Payments to the Investor on or prior to the applicable the Payment Date. Accordingly, multiple Events of Default have occurred and because the Company is in default, the Interest Rate under the Note has been increased to the rate of fifteen percent (15%) per annum as of June 18, 2008.

As a result of the occurrence of the above mentioned Events of Default under the Note, the undersigned hereby notifies the Company of its election to exercise its redemption rights pursuant to Section 4(b) of the Note and hereby submits this Event of Default Redemption Notice for the Note. The undersigned hereby elects to redeem the Note in full at the Event of Default Redemption Price (as defined in the Note), which calculated as of the date hereof, equals $6,325,556.25 (the **"Note Redemption Price"**). Pursuant to Section 12 of the Note, the Company is required to pay to the undersigned the Event of Default Redemption Price, calculated as of the date of such payment, within five (5) Business Days from the receipt of this Event of Default Redemption Notice. The total amount the Company is required to pay to the undersigned, calculated as of the date hereof, is equal to the sum of (i) the Note Redemption Price and (ii) the Current Registration Payments.

This letter is without prejudice to, and the Investor fully and specifically reserves, any and all rights, powers, privileges and remedies, at law or otherwise, including, without limitation, under the Note, the Securities Purchase Agreement and the other Transaction Documents, including, without limitation, the right to require the Company to redeem all or any portion of the Note by delivering written notice.

This letter is not, and shall not be deemed to be, a waiver of, or a consent to, any default, noncompliance or Event of Default now existing or hereafter arising under the Note, the Securities Purchase Agreement or any of the other Transaction Documents. In addition, no action or acquiescence by the Investor shall constitute a waiver of any Event of Default. This letter shall not entitle the Company to any other or further notice or demand.

Very truly yours,

CASTLERIGG MASTER INVESTMENTS LTD.

BY: SANDELL ASSET MANAGEMENT CORP.

By:____________________________
Name: Timothy O'Brien
Title: Chief Financial Officer

cc: Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07725
Telephone: 732-409-1212
Facsimile: 732-577-1188
Attention: Richard I. Anslow, Esq.